Exhibit 10.1

Board of Director Compensation
(effective as of May 20, 2015)

Retainers:	Retainer fees are paid quarterly, at the end of each quarter. Fees are as follows:

Annual cash retainer:	$122,500
Additional retainer for Lead Independent Director:	$27,500
Additional retainer for Audit Committee:	$10,000
Additional retainer for Audit Committee chair:	$20,000
Additional retainer for Comp Committee chair:	$20,000
Additional retainer for Gov Committee chair:	$15,000
Additional retainer for Policy Committee chair:	$7,500

Equity Grant:
Directors are awarded an annual equity grant of $140,000 in deferred stock units, awarded quarterly. The deferred stock units will be paid at the conclusion of board service, or earlier, as specified by the director, if he has five or more years of service.

Directors may elect to defer payment of all or a portion of their cash retainer fees and any other annual committee retainer fees into the deferred stock unit account.

Elective Deferral Program:
Directors may elect to defer to a later year all or a portion of their remaining annual cash retainer and any other fees payable for their Board service into alternative investment options similar to the options generally available under Northrop Grumman's Savings Excess Plan.